Exhibit 10.6

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of this 3rd day of August, 2014 (“Effective Date”), is made by and between Bob Marino, an individual (“Consultant”) and CafePress Inc. (the “the Company”) (individually each a “Party” and collectively the “Parties”).

WHEREAS, Consultant previously served the Company as its Chief Executive Officer; and

WHEREAS, the Company and Consultant are Parties to an Employee Proprietary Information and Inventions Agreement dated July 9, 2005 (the “Confidentiality Agreement”); and

WHEREAS, the Company and Consultant are Parties to a Separation Agreement and Release dated August 3, 2014 (the “Separation Agreement”); and

WHEREAS, the Company wishes to retain Consultant to assist with special projects on an as needed basis,

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Statement of work. Consultant will complete such special projects (consistent with the Company’s existing business line and consistent with the type of projects previously performed by Consultant for the Company) as are assigned to Consultant from time to time by the Company’s Chief Executive Officer (the “CEO”). Consultant shall not be required to work more than an average of 20 hours per week in any calendar month. Consultant’s termination of employment pursuant to the Separation Agreement will constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code, and all payments hereunder shall be treated as separate installments for purposes of Section 409A. Consultant will deliver any Deliverable Materials (as identified by the CEO in connection with any project) to the Company on a timely basis.

2. Term. The initial term of this Agreement shall commence on the Effective Date set forth above and shall expire on December 31, 2014, or such earlier date as the Agreement is terminated pursuant to Section 20 below (the “Term”).

3. Compensation. In consideration of Consultant’s performance of these services, the Company agrees to pay Consultant Twenty Thousand dollars ($20,000) for each full calendar month of services provided hereunder from August through December of 2014. The fee for each full calendar month of service shall be due and payable no later than the fifth day of the following month.

4. Reimbursement for Expenses. All reasonable direct expenses necessarily incurred by Consultant in providing services hereunder are chargeable to the Company. Consultant may obtain reimbursement of such chargeable expenses by submitting expense reports with receipts or such other documentation as may be required under the Company’s policies or under the terms of this Agreement. All other expenses incurred by Consultant in connection with providing services under this Agreement shall be the sole responsibility of Consultant.

5. Tools and Equipment. During the Term, Consultant may retain and continue to use his Company-provided cell phone and laptop computer. However, Consultant shall (1) promptly pass on to Fred Durham any calls, voice mails or emails related to CafePress and its existing business opportunities; (2) promptly make available to the Company upon request the Company-provided cell phone and laptop computer; and (3) return the Company-provided cell phone and laptop computer to the Company immediately at the end of the Term. Consultant is free, at his expense, to transfer the telephone number associated with the Company-provided cell phone to a personal cell phone. Except as specified in this Section 5, Consultant shall provide his own tools, equipment and materials for services to be rendered hereunder at his sole cost and expense.

6. Designated Facility. Consultant generally will not be required to travel to perform his work hereunder, and will perform services in his or her own facility. The Company may in its discretion provide the Consultant with space to work from time to time, but the Consultant will not have a regularly assigned workspace.

7. Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material originated or prepared by the Company and delivered to Consultant for use in the performance of the services hereunder (the “the Company Materials”) shall remain the exclusive property of the Company, and Consultant shall acquire no right, title or interest in or to the Company Materials. Consultant shall not disclose the Company Materials to third parties without the prior written consent of the Company, and shall return all copies of the Company Materials to the Company promptly upon completion of the services or upon the Company’s prior request.

Consultant acknowledges and agrees that all worldwide right, title and interest in and to any and all work product, works of authorship (including but not limited to computer programs, software, logic design, and documentation), trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries and inventions conceived, made or reduced to practice in the course of performing services under this Agreement (collectively, the “Work Product”) shall be the sole property of the Company. Consultant hereby agrees to assign, and does hereby assign, to the Company all worldwide right, title and interest in and to the Work Product, including, without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”). During and after the Term of this Agreement, Consultant shall, upon the Company’s request, execute additional documentation confirming the Company’s sole ownership of the Work Product and its underlying Intellectual Property; to the extent Consultant does not do so, Consultant hereby authorizes officers of the Company to sign such documents on Consultant’s behalf. For the avoidance of doubt, Work Product does not include any works of authorship, trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries or other inventions that are conceived, made or reduced to practice on the Consultant’s own time outside of and unrelated to the performance of services hereunder.

To the extent that Consultant has intellectual property rights of any kind in any preexisting works which are incorporated in any Deliverable Materials or Work Product produced in rendering services under this Agreement, Consultant hereby grants the Company a royalty-free, irrevocable, worldwide, perpetual, nonexclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter.

All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Deliverable Materials or Work Product shall rest exclusively with the Company.

8. Confidentiality. As used in this Agreement, the term “Confidential Information” refers to any and all information relating to the Company that Consultant acquires as a direct or indirect result of Consultant’s activities under this Agreement, including but not limited to, products, research and development, billing and account data, customer lists, business information, technical information, computer programs and systems, secrets, specifications, drawings, sketches, models, samples, tools, records, information pertaining to the Company’s software and hardware systems, inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, know-how, improvements, discoveries, developments, designs, techniques and any other information concerning the Company which it deems confidential or proprietary. Consultant agrees that such Confidential Information shall not be revealed by Consultant to anyone outside the Company without the prior written consent of the Company, and such Confidential Information shall be used by Consultant only in performing Consultant’s obligations hereunder. All such information shall remain the Company’s property, and all copies of the same on computer disc or in written, graphic or tangible form of any sort shall be returned to the Company upon completion of each project. Nothing in this Agreement, however, shall confer upon Consultant the obligation to preserve the confidentiality of any information that: (a) was known to Consultant prior to the date such information was disclosed to Consultant under this Agreement free of any obligation to keep it confidential; (b) is distributed by the Company to third parties without any restrictions as to confidentiality; (c) is or becomes publicly available, other than by unauthorized disclosure by Consultant; or (d) is rightfully disclosed to Consultant by a third party without any restrictions as to confidentiality.

9. Independent Contractor. This Agreement does not establish an employer-employee relationship with the Company. Consultant is for all purposes an independent contractor. Consultant will not be entitled to any benefits available to the Company’s employees including, but not limited to, medical, unemployment, vacation and pension benefits. Consultant is solely responsible for providing Workers’ Compensation coverage, and all other legally required benefits, to any persons performing services for Consultant who are entitled to the same under applicable state or federal law. Consultant shall be responsible for all employment-related taxes pursuant to the requirements of applicable local, state and federal regulation.

10. Insurance: Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant and, if appropriate, for all of Consultant’s employees, representatives, and agents. Adequate insurance coverage shall, at a minimum, include any mandated benefits/labor insurance, including Workers’ Compensation, and automobile liability insurance for the operator of all motor vehicles used in the performance of this Agreement.

11. Limitation of Liability/Indemnification. The Company agrees that Consultant will have no liability to the Company arising out of the rendering of services after August 3, 2014 pursuant to this Consulting Agreement in excess of the aggregate amount of any consideration paid to Consultant under this Consulting Agreement, except to the extent that such liability results from fraud or willful misconduct of Consultant.

12. Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of the Company’s reasonable rules and regulations that relate to any of Consultant’s activities as to which it has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation (including any required business license), and Consultant shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

13. Consultant’s Other Agreements and Conflicts of Interest. Consultant represents that performance under this Agreement does not and will not breach any agreement Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this Agreement. During the Term of this Agreement Consultant will not enter into any contracts or do business with any person, firm or company which would conflict with or impair Consultant’s performances of the services contemplated by this Agreement.

14. Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of the Company.

15. Entire Agreement. This Agreement sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the Parties. No representation, promise, inducement or statement of intention has been made by either Party which is not embodied herein.

16. Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either Party, unless such waiver, amendment or modification is in writing and is signed by the Party against whom it is sought to be enforced.

17. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and assigns.

18. Arbitration, Governing Law and Venue. Disputes under this Agreement shall be arbitrated pursuant to Section 17 of the Separation Agreement. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of Kentucky, without regard to choice-of-law provisions. Any dispute which is not arbitrated pursuant to Section 17 of the Separation Agreement shall be litigated exclusively in federal or state courts located in Louisville, Kentucky and Consultant hereby consents to personal and exclusive jurisdiction and venue in the State of Kentucky.

19. Attorneys’ Fees. In the event of any dispute between the Parties hereto involving the covenants or conditions contained in this Agreement or arising out of the subject matter of this Agreement, the prevailing Party shall be entitled to recover reasonable expenses, attorneys’ fees and costs.

20. Survival. The obligations described in Sections 7, 8, 9, 11, 12, 13, 18 and 19 shall survive the termination of this Agreement under Section 21 or the expiration of this Agreement.

21. Termination.

(a)	Termination by Consultant: Consultant may terminate this Agreement without Cause at any time by delivering written notice of termination to the Company.

If Consultant terminates this Agreement, the Company will pay the Consultant for any calendar month for which services have been completed but not yet paid and a pro-rata portion of the fee for calendar month in which the termination occurs.

(b)	Termination of Services by the Company. The Company may terminate the provision of services under this Agreement by Consultant at any time without Cause. However, the termination of services under this sub-paragraph shall not relieve the Company of the obligation to pay the fees described in Section 3.

(c)	Termination of this Agreement by the Company. The Company may terminate this Agreement for Cause. Cause shall mean (i) failure of Consultant to execute the Separation Agreement or timely revocation of his acceptance of the Separation Agreement; (ii) breach by Consultant of the terms of (x) this Agreement, (y) the Confidentiality Agreement or (z) the Separation Agreement; (iii) theft, embezzlement, fraud, dishonesty or falsification of any document or record in connection with the provision of services hereunder; (iv) conviction of, or a plea of nolo contendere to, a crime involving moral turpitude; or (v) material and repeated failure to perform projects assigned by the CEO under Section 1. In the case of termination of this Agreement for Cause, Consultant shall not be entitled to any addition payments or vesting hereunder after the date of delivery of notice of the breach to Consultant.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

CafePress Inc.

Dated:	August 3, 2014	By:	/s/ Kirsten Mellor

Bob Marino, an individual

Dated:	August 3, 2014	By:	/s/ Bob Marino